Exhibit 99.1

NASDAQ GRANTS AUTOBYTEL 180-DAY EXTENSION
TO REGAIN COMPLIANCE WITH CLOSING BID PRICE REQUIREMENT

- Stock Listing Moves to NASDAQ Capital Market Effective March 19, 2012 -

IRVINE, Calif. -- (March 16, 2012) -- Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources to the automotive industry, announced today that NASDAQ, by letter dated March 15, 2012, has granted the Company’s request for an additional 180 days in which to satisfy the minimum closing bid price requirement of $1.00 per share.

In addition, Autobytel received the approval of the NASDAQ Listing Qualifications Staff to transfer the listing of its common stock from The NASDAQ Global Market tier to The NASDAQ Capital Market tier, where it will commence trading March 19, 2012.  The Company’s stock will continue to trade under the symbol ABTL.

The additional 180 day period will expire on September 10, 2012.  The Staff’s determination to grant the additional 180-day period was based on Autobytel meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for continued listing on The NASDAQ Capital Market, with the exception of the minimum closing bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

About Autobytel Inc.  (www.autobytel.com)
Autobytel Inc. (Nasdaq: ABTL), an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive internet when it launched Autobytel.com in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites and its respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.  For more information, please visit www.autobytel.com.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing our online signup form at www.autobytel.com/alerts.

Contacts:

Investor Relations
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Media Relations
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

Media Relations
Jim Helberg
949-862-1395
jimh@autobytel.com

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